Exhibit 99.(d)(2)

FORM OF AMENDMENT NO. 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1 effective [               ], 2025 (“Amendment No. 1”), to the Investment Management Agreement dated September 4, 2024 (the “Agreement”) between Venerable Investment Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”), and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Trust”)

WHEREAS, the Investment Adviser and the Trust desire to add newly registered series (the “New Funds”) to the Agreement;

NOW THEREFORE, the Investment Adviser and the Trust agree to modify and amend the Agreement as follows:

1.	New Funds. Effective [ ], 2025, the following New Funds are hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable US Large Cap Core Equity Fund

Venerable US Small Cap Fund

Venerable International Index Fund

Venerable Midcap Index Fund

Venerable Small Cap Index Fund

Venerable Bond Index Fund

Venerable Intermediate Corporate Bond Index Fund

Venerable World Conservative Allocation Fund

Venerable World Moderate Allocation Fund

Venerable World Appreciation Allocation Fund

Venerable Conservative Allocation Fund

Venerable Conservative Appreciation Allocation Fund

Venerable Moderate Appreciation Allocation Fund

Venerable Appreciation Allocation Fund

Venerable Emerging Markets Equity Fund

Venerable World Equity Fund

2.	Duration of Agreement for the New Funds. Unless otherwise terminated, the Agreement shall continue in effect with respect to a New Fund for two years from the date specified in Section 1 above, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the New Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the New Fund who are not “interested persons” of the Trust or the Investment Adviser, in accordance with the requirements of the Investment Company Act of 1940, as amended.

3.	Schedule A. Schedule A to the Agreement, which sets forth the Funds of the Trust for which the Investment Adviser is appointed investment adviser, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

VENERABLE INVESTMENT ADVISERS, LLC

By:
Name:
Title:

VENERABLE VARIABLE INSURANCE TRUST

By:
Name:
Title:

AMENDMENT NO. 1

SCHEDULE A

As compensation for its services under the Agreement, each Fund will pay the Investment Adviser a fee computed daily at the following annual rate based on the Fund’s average daily net assets:

FUND	FEE

Venerable High Yield Fund	0.65%
Venerable Large Cap Index Fund	0.15%
Venerable Moderate Allocation Fund	0.05%
Venerable Strategic Bond Fund	0.45%
Venerable US Large Cap Strategic Equity Fund	0.60%
Venerable US Large Cap Core Equity Fund	0.60%
Venerable US Small Cap Fund	0.85%
Venerable International Index Fund	0.30%
Venerable Mid Cap Index Fund	0.26%
Venerable Small Cap Index Fund	0.31%
Venerable Bond Index Fund	0.23%
Venerable Intermediate Corporate Bond Index Fund	0.23%
Venerable World Conservative Allocation Fund	0.05%
Venerable World Moderate Allocation Fund	0.05%
Venerable World Appreciation Allocation Fund	0.05%
Venerable Conservative Allocation Fund	0.05%
Venerable Conservative Appreciation Allocation Fund	0.05%
Venerable Moderate Appreciation Allocation Fund	0.05%
Venerable Appreciation Allocation Fund	0.05%
Venerable Emerging Market Equity Fund	1.01%
Venerable World Equity Fund	0.75%